                                                                      EXHIBIT 99

          ENTERTAINMENT PROPERTIES REPORTS RECORD FIRST QUARTER RESULTS

Kansas City, MO, May 1, 2006 -- Entertainment Properties Trust (NYSE:EPR), today announced operating results for the first quarter ended March 31, 2006. The Company reported record quarterly revenues, net income and funds from operations
(FFO).

Total revenue increased 21% to $45.9 million for the first quarter compared to $37.9 million for the same quarter in 2005. Net income available to common shareholders for the first quarter increased 20% to $15.8 million compared to $13.2 million in the same quarter last year. Net income on a diluted per common share basis increased 17% to $0.61 per share from $0.52 per share in the same quarter last year.

Funds from operations (FFO) increased 17% to $23.1 million from $19.7 million for the same quarter last year. FFO per diluted common share increased 16% to $0.89 per share from $0.77 per share for the same quarter last year.

CAPITAL MARKETS

During the first quarter of 2006, the Company obtained two non-recourse mortgage loans aggregating approximately $44 million in proceeds. Each of these loans is secured by an individual theatre property. The loans bear interest at 5.84% and mature in 2016. On February 2, 2006, the Company completed an offering of one million common shares at $41.25 per share. Subsequently, the underwriter exercised its over-allotment option to purchase an additional 150,000 shares, resulting in total proceeds to the Company, net of expenses, of approximately $46 million.

On January 31, 2006, the Company amended and restated its secured revolving variable rate credit facility to increase the size of the facility to $200 million from $150 million and reduce the interest rate charged on the facility from rates ranging from LIBOR plus 175 to 250 basis points to LIBOR plus 130 to 175 basis points. The facility was also converted from a secured to an unsecured facility. The unsecured revolving variable rate credit facility has a three year term expiring in 2009 with a one year extension available at the Company's option. As a result of this amendment and restatement, the Company expensed certain unamortized financing costs, totaling approximately $673 thousand, in the first quarter of 2006.

Also on February 10, 2006, the Company retired approximately $109 million in maturing mortgage notes, which had a weighted average interest rate of approximately 8.0% over the term of the loans. At the time of retirement, these notes had a weighted average interest rate of 7.4%. The proceeds of the offering and financings completed in 2006 were used to repay the maturing mortgage notes.

PORTFOLIO HIGHLIGHTS

On March 30, 2006, the Company acquired, through a wholly-owned subsidiary, two megaplex theatre properties in Garland, Texas and Columbia, Maryland. The Firewheel 18 and Columbia 14 are both operated by AMC and were acquired for a total cost of approximately $35.0 million. Both theatres are leased under long-term triple-net leases.

The Company's theatre development program remains strong. As of March 31, 2006, the Company had six theatre development projects under construction for which it has agreed to either finance the development costs or purchase the theatre upon completion. These theatres are expected to have a total of 95 screens and their development costs are expected to be approximately $88.2 million.

During the first quarter of 2006, the Company also invested $15.7 million in mortgage loan financing. An additional $7.7 million ($8.7 million Canadian) was provided for the purpose of developing a thirteen level entertainment retail center in downtown Toronto, Ontario, Canada on terms similar to the original mortgage loan. The Company also provided $8.0 million in mortgage loan financing for Crotched Mountain Ski Resort located in Bennington, New Hampshire. The loan bears an initial annual interest rate of 9.25% and provides for annual interest rate increases based on a formula dependent in part on increases in the Consumer Price Index (CPI).

For the first three months of 2006, the Company's investments totaled $64.3 million.

                         ENTERTAINMENT PROPERTIES TRUST
                        CONSOLIDATED STATEMENTS OF INCOME
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                                (UNAUDITED)
                                                            THREE MONTHS ENDED
                                                                 MARCH 31,
                                                            ------------------
                                                              2006      2005
                                                            -------   -------
Rental revenue                                              $39,130   $34,150
Tenant reimbursements                                         3,450     2,979
Other income                                                  1,463       814
Mortgage financing interest                                   1,824        --
                                                            -------   -------
      Total revenue                                          45,867    37,943
Property operating expense                                    4,770     3,864
Other operating expense                                       1,038       647
General and administrative expense, including share-based
   compensation of $625 and $483, respectively                2,481     1,733
Costs associated with loan refinancing                          673        --
Interest expense, net                                        11,239     9,522
Depreciation and amortization                                 7,497     6,538
                                                            -------   -------
      Income before gain on sale of land and income
         from joint ventures                                 18,169    15,639
Gain on sale of land                                            345        --
Equity in income from joint ventures                            184       174
                                                            -------   -------
      Net income                                            $18,698   $15,813
Preferred dividend requirements                              (2,916)   (2,606)
                                                            -------   -------
      Net income available to
         common shareholders                                $15,782   $13,207
                                                            =======   =======
Net income per common share:
   Basic                                                    $  0.61   $  0.53
                                                            =======   =======
   Diluted                                                  $  0.61   $  0.52
                                                            =======   =======
Dividends per common share                                  $0.6875   $0.6250
                                                            =======   =======

                         ENTERTAINMENT PROPERTIES TRUST
                RECONCILIATION OF NET INCOME AVAILABLE TO COMMON
                    SHAREHOLDERS TO FUNDS FROM OPERATIONS (A)
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED MARCH 31,
                                                     ----------------------------
                                                             2006      2005
                                                           -------   -------
Net income available to common shareholders                $15,782   $13,207
Add: Real estate depreciation and amortization               7,295     6,460
Add: Allocated share of joint venture depreciation              61        59
                                                           -------   -------
      FFO available to common shareholders                 $23,138   $19,726
                                                           =======   =======
FFO per common share:
   Basic                                                   $  0.90      0.79
   Diluted                                                    0.89      0.77
Shares used for computation (in thousands):
   Basic                                                    25,690    24,975
   Diluted                                                  26,030    25,496
Other financial information:
   Straight-lined rental revenue                           $   492   $   512

(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.

                         ENTERTAINMENT PROPERTIES TRUST
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                     AS OF             AS OF
                                                MARCH 31, 2006   DECEMBER 31, 2005
                                                --------------   -----------------
                                                  (UNAUDITED)
                    ASSETS
Rental properties, net                            $1,318,783         $1,283,988
Property under development                            22,101             19,770
Mortgage note and related accrued interest
   receivable                                         61,157             44,067
Investment in joint ventures                           2,268              2,297
Cash and cash equivalents                              5,788              6,546
Restricted cash                                        5,362             13,124
Intangible assets, net                                10,159             10,461
Deferred financing costs, net                         11,564             10,896
Other assets                                          28,662             23,016
                                                  ----------         ----------
   Total assets                                   $1,465,844         $1,414,165
                                                  ==========         ==========

     LIABILITIES AND SHAREHOLDERS' EQUITY
Common dividends payable                          $   18,183         $   15,770
Preferred dividends payable                            2,916              2,916
Unearned rents                                         1,110              1,304
Accounts payable and accrued liabilities               8,167              7,928
Long-term debt                                       721,015            714,591
                                                  ----------         ----------
   Total liabilities                                 751,391            742,509
Minority interest                                      5,102              5,235
Shareholders' equity                                 709,351            666,421
                                                  ----------         ----------
   Total liabilities and shareholders' equity     $1,465,844         $1,414,165
                                                  ==========         ==========

ABOUT ENTERTAINMENT PROPERTIES TRUST

Entertainment Properties Trust is a real estate investment trust (REIT) and is the largest owner of entertainment real estate in North America, owning megaplex movie theatre properties, entertainment retail centers and other specialty properties in metropolitan markets in the U.S. and Canada. Since November of 1997, EPR has acquired more than $1.4 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at www.eprkc.com.

Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal", "forecast" or other comparable terms. The Company's actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. A discussion of the risks and uncertainties that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2005. Investors are cautioned not to place undue reliance on any forward-looking statements.